Exhibit No. 99.1
Press Release

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780-1551
Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E
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GYRODYNE COMPANY OF AMERICA, INC. ANNOUNCES
 SUCCESSFUL COMPLETION OF RIGHTS OFFERING

ST. JAMES, N.Y., Sept. 26, 2011 – Gyrodyne Company of America, Inc. (“NASDAQ:GYRO”) announced today that it raised $10.2 million, the maximum gross proceeds possible, through its just concluded rights offering.  The rights offering concluded on September 22, 2011 and was extremely well received and oversubscribed to by approximately 50% beyond the $10.2 million maximum.  In the rights offering, Gyrodyne distributed non-transferable rights to purchase 173,305 shares of its common stock at a purchase price of $53.00 per share to shareholders of record as of August 15, 2011. In addition, Gyrodyne had the option to issue an additional 19,336 shares to honor over-subscription requests.

The Company received subscriptions for approximately 294,685 shares, greatly exceeding the maximum shares offered of 173,305, and the Company elected to exercise its overallotment option to issue an additional 19,336 shares to satisfy over-subscription requests.  Shareholders were allocated 100% of their basic subscriptions and, as a result of the pro rata allocation of available shares to satisfy over-subscription requests, over-subscribing shareholders were also allocated additional shares equal to 47% of the oversubscription shares requested.  Accordingly, the Company has issued an aggregate of 192,641 shares in the rights offering.

“Management and the Board of Directors are very appreciative of the continued support of our shareholders,” said Stephen V. Maroney, Gyrodyne’s President and CEO. “Given the current economic situation and, in light of all the recent negative developments in the market, it is especially gratifying to have the rights offering oversubscribed by approximately $5 million.”

The net proceeds of the offering will be used for potential additional expenses associated with the condemnation litigation, pursuing development rights for the Flowerfield property, necessary capital improvements in Gyrodyne’s real estate portfolio and general working capital.

Coady Diemar Partners served as Gyrodyne's financial advisor in connection with the rights offering.

About Gyrodyne Company of America, Inc.
Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York City metropolitan area.  Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans.  Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia.  Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,700 plus acre property in Palm Beach County, Florida, also the subject of development plans.  Gyrodyne’s common stock is traded on the NASDAQ Capital Market under the symbol GYRO.  Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Gyrodyne is a party to a lawsuit against the State of New York for just compensation for 245.5 acres of its Flowerfield property taken by Stony Brook University under eminent domain on November 2, 2005.  In the lawsuit, the Court of Claims has ordered New York State to pay Gyrodyne an additional $98,685,000 (in addition to the $26,315,000 paid by the State at the time of the taking) plus statutory interest on the additional amount at the rate of nine percent (9%) per annum from November 2, 2005 to the date of payment, as well as an additional $1,475,000 for actual and necessary costs, disbursements and expenses incurred by Gyrodyne in the lawsuit.  The State is appealing the foregoing judgments.

Forward-Looking Statement Safe Harbor
The statements made in this press release that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology.  Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain additional capital in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne’s SEC reports.

Media Contact:  Stephen V. Maroney, President & CEO, Gyrodyne Company of America, Inc., (631) 584-5400.